Filed Pursuant to Rule 433

Registration No. 333-131369

ELEMENTSSM

EXCHANGE-TRADED NOTES (ETNs)

Current Offerings as of March 2008

COMMODITY TICKER EXCHANGE ISSUER ANNUAL FEE MATURITY

Rogers - Total Return ELEMENTS ETNs

RJI AMEX SEK 0.75% 10/24/2022

Rogers - Agriculture ELEMENTS ETNs

RJA AMEX SEK 0.75% 10/24/2022

Rogers - Energy ELEMENTS ETNs

RJN AMEX SEK 0.75% 10/24/2022

Rogers - Metals ELEMENTS ETNs

RJZ AMEX SEK 0.75% 10/24/2022

MLCX Biofuels ELEMENTS ETNs

FUE AMEX SEK 0.75% 2/13/2023

MLCX Grains ELEMENTS ETNs

GRU AMEX SEK 0.75% 2/14/2023

CURRENCY TICKER EXCHANGE ISSUER ANNUAL FEE MATURITY

Euro ELEMENTS ETNs

ERE NYSE Arca Deutsche Bank 0.40% 2/23/2023

Swiss Franc ELEMENTS ETNs

SZE NYSE Arca Deutsche Bank 0.40% 2/23/2023

British Pound ELEMENTS ETNs

EGB NYSE Arca Deutsche Bank 0.40% 2/23/2023

Australian Dollar ELEMENTS ETNs

ADE NYSE Arca Deutsche Bank 0.40% 2/23/2023

Canadian Dollar ELEMENTS ETNs

CUD NYSE Arca Deutsche Bank 0.40% 2/23/2023

EQUITY TICKER EXCHANGE ISSUER ANNUAL FEE MATURITY

SPECTRUM U.S. ELEMENTS ETNs

EEH NYSE Arca SEK 0.75% 8/8/2022

Morningstar Wide Moat ELEMENTS ETNs

WMW NYSE Arca Deutsche Bank 0.75% 10/24/2022

Dogs of the Dow ELEMENTS ETNs

DOD NYSE Arca Deutsche Bank 0.75% 11/14/2022

www.ELEMENTSetn.com 1-877-ETN-ADVICE (386-2384)

ELEMENTSSM

Summarized below are potential risks associated with an investment in ELEMENTS. For a more comprehensive list of risk factors, please refer to the prospectus for each series of ELEMENTS.

No Principal Protection: If the value of the underlying market measure decreases, or for Equity- and Commodity-linked ELEMENTS, does not increase by an amount greater than the investor fee applicable to ELEMENTS, you will receive less than your original investment in ELEMENTS upon maturity or repurchase by the issuer.

Underlying Market Measure Risk: The return on each ELEMENTS is linked to the performance of its underlying market measure, which, in turn, is linked to the prices of the components underlying such market measure. These prices may change unpredictably, affecting the value of the underlying market measure and, consequently, the value of your ELEMENTS in unforeseeable ways.

Concentrated Investment Risk: The components underlying the market measure of some ELEMENTS may be concentrated in a specific sector. The investment may therefore carry risks similar to a concentrated investment in a limited number of industries or sectors. Interest Payments: You may be entitled to receive periodic interest payments on your ELEMENTS subject to the investor fee and any applicable deductions. As each series of ELEMENTS has different characteristics, you should review the prospectus applicable to that series to determine whether interest accrues on the ELEMENTS and, if so, at what rate.

Issuer Risk: ELEMENTS are unsecured debt securities of the issuer. The repayment of the principal, interest, if any, and the payment of any returns at maturity or upon repurchase by the issuer are dependent on that issuer’s ability to pay.

Call Risk: Currency-linked ELEMENTS may contain a call feature that allows the issuer to repurchase your ELEMENTS at its option upon the occurrence of certain market events. As a result, the timing of your principal repayment may be earlier than anticipated and, if this call feature is exercised, you may not be able to reinvest the proceeds you receive upon the repurchase by the issuer in a security comparable to that series of ELEMENTS.

Restrictions on Repurchases by the Issuer:

You must offer a minimum number of your ELEMENTS to the issuer for your offer for repurchase to be considered, as specified in the applicable prospectus.

A Trading Market for the ELEMENTS May Not Develop: Although ELEMENTS are listed on a U.S. securities exchange, a trading market for ELEMENTS may not develop. Affiliates of certain issuers and the broker-dealers distributing ELEMENTS may engage in limited purchase and resale transactions. However, they are not required to do so and, if they engage in such transactions, they may stop at any time. The issuer is not required to maintain any listing of ELEMENTS on an exchange.

Each issuer will have filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should carefully read the prospectus in that registration statement and other documents that the issuer has filed with the SEC relating to such offering for more complete information about that issuer and the offering of any securities. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by visiting the ELEMENTS website at www.ELEMENTSetn.com. Alternatively, the issuer, any agent or any dealer participating in the particular offering will arrange to send you the prospectus and other documents relating to any such offering upon your calling toll-free 1-877-ETN-ADVICE (386-2384). You can also ask your broker or financial advisor to provide you with the prospectus and other documents.

Prospectuses offering ELEMENTS will include information regarding their expected tax treatment, and you should read this for a more complete understanding of the expected tax treatment of ELEMENTS and any related tax risks. We do not offer tax or legal advice. Please consult your tax or legal advisor before investing.

NOT PRINCIPAL PROTECTED NOT BANK GUARANTEED OR INSURED MAY LOSE VALUE

www.ELEMENTSetn.com 1-877-ETN-ADVICE (386-2384)

@2008 MLPF&S. Inc.

Printed in the U.S.A Member, Securties Investor Protection Corporation (SIPC).

Code: 373104PM 0308